FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(248) 433-4502
Email: jim.zeumer@pultegroup.com

PULTEGROUP REPORTS THIRD QUARTER 2013 FINANCIAL RESULTS

•	Q3 Earnings of $5.87 Per Share, Including $5.42 Per Share from the Reversal of Substantially all of the Company’s Deferred Tax Asset Valuation Allowance

•	Adjusted Q3 Earnings of $0.45 Per Share, Excluding the Deferred Tax Asset Valuation Allowance Reversal, Compared with Prior Year Earnings of $0.30 Per Share

•	Home Sale Revenues Increased 21% to $1.5 Billion, With Average Selling Price Gaining 11% to $310,000

•	Adjusted Gross Margin of 25.5% Increased 390 Basis Points from Prior Year and 160 Basis Points from Q2 2013; Reported Q3 Gross Margin of 20.9% Compared with 17.0% in Q3 2012

•	SG&A Declined 90 Basis Points from Prior Year to 9.3% of Home Sale Revenues

•	Backlog Value Increased 8% Over the Prior Year to $2.4 Billion Representing 7,522 Homes

•	Company Repurchased $83 Million of Stock and $27 Million of Debt in the Quarter

•	Quarter End Cash Balance of $1.4 Billion

•	Debt-to-Total Capital of 31%, Down from 53% at Year-end 2012

Bloomfield Hills, MI, October 24, 2013 - PulteGroup, Inc. (NYSE: PHM) announced today financial results for its third quarter ended September 30, 2013. For the quarter, the Company reported net income of $2.3 billion, or $5.87 per share, including $2.1 billion, or $5.42 per share, relating to the reversal of substantially all of the Company’s deferred tax asset valuation allowance. Excluding the impact of the deferred tax asset valuation allowance reversal, net income would have been $173 million, or $0.45 per share, compared with prior year net income of $117 million, or $0.30 per share.

“PulteGroup’s third quarter financial results demonstrate continued progress in our strategic repositioning of the Company to deliver better earnings and returns on invested capital,” said Richard J. Dugas, Jr., Chairman, President and Chief Executive Officer of PulteGroup. “We are extremely pleased with the gains in profitability and overall returns that our Value Creation initiatives continue to drive within our homebuilding operations, while our stronger balance sheet provides us the flexibility to systematically increase investment into the business while also returning funds to our shareholders.

“We are running our business with a more balanced approach to capital allocation. Through the first nine months of 2013, we have invested $918 million in land and development, retired $461 million of debt, repurchased $83 million of our common stock, and declared $38 million in dividends. We believe that by being more balanced in our allocation of capital across investment opportunities, we can deliver better returns over a housing cycle.

“Our disciplined investment strategies should help to keep the Company in a strong position when facing changes in market conditions such as the reduced demand the industry experienced during the third quarter. While consumers have recently slowed home purchases due to higher home prices, a rapid rise in mortgage rates, and political and economic uncertainty, we believe the slowdown will ultimately prove to be short lived within a sustained, multiyear housing recovery. Consistent with this view, we have increased our annual land investment authorization to $1.6 billion for 2014, which represents an incremental $200 million of investment from our current forecast for 2013 and almost $700 million from full year 2012 expenditures. Even after this planned increase, we have significant financial flexibility to take advantage of market opportunities that may develop.”

Third Quarter Results

Home sale revenues for the third quarter increased 21% from the prior year to $1.5 billion. Higher revenues for the period were driven by an 11% increase in average selling price to $310,000, combined with a 9% increase in closings to 4,817 homes. The higher average selling price realized in the quarter reflects price increases implemented by the Company and a continued shift in the mix of homes closed toward more move-up and active adult homes which typically carry higher selling prices.

For the quarter, pretax income from homebuilding operations more than doubled to $164 million, compared with prior year pretax income of $79 million. The Company's adjusted home sale gross margin for the third quarter was 25.5%, an increase of 390 basis points over the prior year and 160 basis points over the second quarter of 2013. Reported gross margin for the period increased 390 basis points over the prior year to 20.9%, and increased 210 basis points over the second quarter of 2013. Homebuilding SG&A expense for the quarter was $139 million, or 9.3% of home sale revenues, compared with prior year SG&A expense of $125 million, or 10.2% of home sale revenues.

Net new orders for the third quarter totaled 3,781 homes, which is a decrease of 17% from the prior year. On a dollar basis, signup value was $1.2 billion, which is down 8% from the third quarter of 2012. The Company ended the quarter with 604 active communities, which is down 15% from the comparable prior year period. PulteGroup's quarter-end backlog of 7,522 homes was valued at $2.4 billion, compared with prior year backlog of 7,686 homes with a value of $2.2 billion.

The Company's financial services operations reported third quarter pretax income of $11 million, compared with prior year pretax income of $27 million. Lower pretax income for the period reflects the impact of less favorable market conditions and increased competition resulting from the rapid rise in interest rates, partially offset by higher loan originations. Mortgage capture rate for the quarter was 80% compared with 83% for the same quarter last year.

Through open-market transactions, PulteGroup repurchased 5.3 million of its common shares, at a cost of $83 million, and $27 million of outstanding senior notes during the quarter.

A conference call discussing PulteGroup's third quarter 2013 results is scheduled for Thursday, October 24, 2013, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at www.pultegroupinc.com.

Forward-Looking Statements

This press release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; continued volatility in the debt and equity markets; competition within the industries in which PulteGroup operates; the availability and cost of land and other raw materials used by PulteGroup in its homebuilding operations; the impact of any changes to our strategy in responding to the cyclical nature of the industry, including any changes regarding our land positions; the availability and cost of insurance covering risks associated with PulteGroup's businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws; economic changes nationally or in PulteGroup's local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and other public filings with the Securities and Exchange Commission (the “SEC”) for a further discussion of these and other risks and uncertainties applicable to our businesses. PulteGroup undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in PulteGroup's expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Bloomfield Hills, Mich., is one of America's largest homebuilding companies with operations in approximately 50 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb and DiVosta Homes, the Company is one of the industry's most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup conducts extensive research to provide homebuyers with innovative solutions and consumer inspired homes and communities to make lives better.

For more information about PulteGroup, Inc. and PulteGroup brands, go to www.pultegroupinc.com; www.pulte.com; www.centex.com; www.delwebb.com and www.divosta.com.

# # #

PulteGroup, Inc. Consolidated Results of Operations ($000's omitted, except per share data) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues:
Homebuilding
Home sale revenues	$1,491,959	$1,232,704	$3,811,386	$3,070,895
Land sale revenues	55,783	22,623	102,299	69,770
	1,547,742	1,255,327	3,913,685	3,140,665
Financial Services	34,336	47,264	110,571	112,367
Total revenues	1,582,078	1,302,591	4,024,256	3,253,032

Homebuilding Cost of Revenues:
Home sale cost of revenues	1,180,137	1,023,704	3,072,425	2,605,249
Land sale cost of revenues	49,933	21,061	92,661	62,069
	1,230,070	1,044,765	3,165,086	2,667,318
Financial Services expenses	23,244	20,578	68,867	62,914
Selling, general and administrative expenses	138,637	125,191	418,794	372,691
Other expense (income), net	17,055	7,453	79,166	24,570
Interest income	(1,036)	(1,219)	(3,321)	(3,582)
Interest expense	171	201	544	616
Equity in (earnings) loss of unconsolidated entities	(785)	(284)	(282)	(3,836)
Income before income taxes	174,722	105,906	295,402	132,341
Income tax expense (benefit)	(2,107,162)	(10,727)	(2,104,661)	(15,062)
Net income	$2,281,884	$116,633	$2,400,063	$147,403

Per share:
Basic earnings	$5.92	$0.31	$6.20	$0.39
Diluted earnings	$5.87	$0.30	$6.14	$0.38
Cash dividends declared	$0.10	$—	$0.10	$—

PulteGroup, Inc. Condensed Consolidated Balance Sheets ($000's omitted) (Unaudited)

	September 30, 2013	December 31, 2012

ASSETS

Cash and equivalents	$1,349,994	$1,404,760
Restricted cash	69,421	71,950
House and land inventory	4,150,964	4,214,046
Land held for sale	65,100	91,104
Land, not owned, under option agreements	27,612	31,066
Residential mortgage loans available-for-sale	296,922	318,931
Investments in unconsolidated entities	45,006	45,629
Other assets	440,524	407,675
Intangible assets	139,423	149,248
Deferred tax assets, net	2,108,756	—
	$8,693,722	$6,734,409

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$214,098	$178,274
Customer deposits	173,665	101,183
Accrued and other liabilities	1,445,649	1,418,063
Income tax liabilities	196,870	198,865
Financial Services debt	115,098	138,795
Senior notes	2,056,657	2,509,613
	4,202,037	4,544,793

Shareholders' equity	4,491,685	2,189,616

	$8,693,722	$6,734,409

PulteGroup, Inc. Consolidated Statements of Cash Flows ($000's omitted) (Unaudited)

	Nine Months Ended
	September 30,
	2013	2012
Cash flows from operating activities:
Net income	$2,400,063	$147,403
Adjustments to reconcile net income to net cash flows provided by (used in) operating activities:
Deferred income taxes	(2,108,756)	—
Write-down of land inventory and deposits and pre-acquisition costs	6,371	12,623
Depreciation and amortization	23,134	22,278
Stock-based compensation expense	21,570	14,368
Equity in (earnings) loss of unconsolidated entities	(282)	(3,836)
Distributions of earnings from unconsolidated entities	1,693	7,223
Loss on debt retirements	26,930	—
Other non-cash, net	5,943	5,254
Increase (decrease) in cash due to:
Restricted cash	1,654	(966)
Inventories	89,040	160,973
Residential mortgage loans available-for-sale	21,967	(5,275)
Other assets	(29,989)	(1,612)
Accounts payable, accrued and other liabilities	97,607	63,832
Income tax liabilities	(1,995)	(1,033)
Net cash provided by (used in) operating activities	554,950	421,232
Cash flows from investing activities:
Distributions from unconsolidated entities	200	2,696
Investments in unconsolidated entities	(1,057)	(1,266)
Net change in loans held for investment	236	736
Change in restricted cash related to letters of credit	875	26,096
Proceeds from the sale of property and equipment	9	4,705
Capital expenditures	(18,354)	(10,597)
Net cash provided by (used in) investing activities	(18,091)	22,370
Cash flows from financing activities:
Financial Services borrowings (repayments)	(23,697)	103,000
Other borrowings (repayments)	(477,220)	(92,493)
Stock option exercises	18,549	27,432
Stock repurchases	(89,940)	(961)
Dividends paid	(19,317)	—
Net cash provided by (used in) financing activities	(591,625)	36,978
Net increase (decrease) in cash and equivalents	(54,766)	480,580
Cash and equivalents at beginning of period	1,404,760	1,083,071
Cash and equivalents at end of period	$1,349,994	$1,563,651

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$(18,304)	$(28,072)
Income taxes paid (refunded), net	$(792)	$(12,901)

PulteGroup, Inc. Segment Data ($000's omitted) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
HOMEBUILDING:
Home sale revenues	$1,491,959	$1,232,704	$3,811,386	$3,070,895
Land sale revenues	55,783	22,623	102,299	69,770
Total Homebuilding revenues	1,547,742	1,255,327	3,913,685	3,140,665

Home sale cost of revenues	1,180,137	1,023,704	3,072,425	2,605,249
Land sale cost of revenues	49,933	21,061	92,661	62,069
Selling, general and administrative expenses	138,637	125,191	418,794	372,691
Equity in (earnings) loss of unconsolidated entities	(749)	(243)	(186)	(3,714)
Other expense (income), net	17,055	7,453	79,166	24,570
Interest income, net	(865)	(1,018)	(2,777)	(2,966)
Income before income taxes	$163,594	$79,179	$253,602	$82,766

FINANCIAL SERVICES:
Income before income taxes	$11,128	$26,727	$41,800	$49,575

CONSOLIDATED:
Income before income taxes	$174,722	$105,906	$295,402	$132,341

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Home sale revenues	$1,491,959	$1,232,704	$3,811,386	$3,070,895

Closings - units
Northeast	532	456	1,212	1,224
Southeast	823	776	2,209	1,984
Florida	760	588	1,992	1,633
Texas	976	923	2,833	2,484
North	926	863	2,333	2,057
Southwest	800	812	2,223	1,969
	4,817	4,418	12,802	11,351
Average selling price	$310	$279	$298	$271

Net new orders - units
Northeast	405	432	1,519	1,599
Southeast	714	787	2,560	2,384
Florida	589	679	2,094	2,147
Texas	813	978	2,881	3,212
North	720	939	2,665	2,872
Southwest	540	729	2,147	2,899
	3,781	4,544	13,866	15,113
Net new orders - dollars (a)	$1,210,976	$1,312,490	$4,312,597	$4,257,541

Unit backlog
Northeast			929	800
Southeast			1,262	1,002
Florida			1,167	1,172
Texas			1,503	1,553
North			1,599	1,524
Southwest			1,062	1,635
			7,522	7,686
Dollars in backlog			$2,432,747	$2,246,296

(a)	Net new order dollars represent a composite of new order dollars combined with other movements of the dollars in backlog related to cancellations and change orders.

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
MORTGAGE ORIGINATIONS:
Origination volume	3,126	3,073	8,660	7,697
Origination principal	$733,433	$685,001	$1,998,697	$1,681,321
Capture rate	79.5%	82.6%	80.5%	81.3%

Supplemental Data ($000's omitted) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Interest in inventory, beginning of period	$298,575	$358,451	$331,880	$355,068
Interest capitalized	35,962	50,730	118,527	153,369
Interest expensed	(68,013)	(57,155)	(183,883)	(156,411)
Interest in inventory, end of period	$266,524	$352,026	$266,524	$352,026
Interest incurred	$35,962	$50,730	$118,527	$153,369

PulteGroup, Inc.
Reconciliation of Non-GAAP Financial Measures

This report contains information about our home sale gross margins and earnings per share reflecting certain adjustments. These measures are considered non-GAAP financial measures under the SEC's rules and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures as measures of our operating performance. Management and our local divisions use adjusted home sale gross margin in evaluating the operating performance of each community and in making strategic decisions regarding sales pricing, construction and development pace, product mix, and other daily operating decisions. We believe adjusted home sale gross margin is a relevant and useful measure to investors for evaluating our performance through gross profit generated on homes delivered during a given period and that both adjusted home sale gross margin and earnings per share reflecting certain adjustments are useful measures for comparing our operating performance to other companies in the homebuilding industry. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate gross margins and earnings per share and any adjustments thereto before comparing our measures to those of such other companies.
The following tables set forth a reconciliation of these non-GAAP financial measures to the GAAP financial measures that management believes to be most directly comparable ($000's omitted):

Adjusted Home Sale Gross Margin
	Three Months Ended
	September 30, 2013	June 30, 2013	March 30, 2013	December 31, 2012	September 30, 2012

Home sale revenues	$1,491,959	$1,219,675	$1,099,752	$1,481,517	$1,232,704
Home sale cost of revenues	1,180,137	990,818	901,470	1,228,201	1,023,704
Home sale gross margin	311,822	228,857	198,282	253,316	209,000
Add:
Land and community valuation adjustments (a)	—	—	—	2,250	385
Capitalized interest amortization (a)	68,013	62,193	53,677	67,880	57,155
Adjusted home sale gross margin	$379,835	$291,050	$251,959	$323,446	$266,540

Home sale gross margin as a percentage of home sale revenues	20.9%	18.8%	18.0%	17.1%	17.0%
Adjusted home sale gross margin as a percentage of home sale revenues	25.5%	23.9%	22.9%	21.8%	21.6%

(a)	Write-offs of capitalized interest related to impairments are reflected in capitalized interest amortization.

Adjusted Earnings Per Share
		Earnings Per Share
	Dollars
Net income	$2,281,884	$5.87

Less: reversal of deferred tax asset valuation allowance	(2,108,756)	(5.46)
Addback: earnings per share allocated to participating securities (b)	—	0.04
	(2,108,756)	(5.42)

Adjusted net income, excluding reversal of deferred tax asset valuation allowance	$173,128	$0.45

(b)
Represents required adjustments under the “two class method” of calculating earnings per share. The effect of the two class method on the Company’s earnings per share was exacerbated for the three and nine months ended September 30, 2013, by the impact the deferred tax asset valuation allowance reversal had on the Company’s net income. In future periods, the impact of the two class method on the Company’s earnings per share is expected to be de minimis.